Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-143143 of our report dated March 30, 2007 (May 18, 2007, as to Notes 19 and 20), relating to the consolidated financial statements of Metavante Corporation (a subsidiary of Marshall & Ilsley Corporation) appearing in the Prospectus, which is part of such Registration Statement, and of our report dated March 30, 2007 relating to the financial statement schedule appearing elsewhere in such Registration Statement, and to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

September 11, 2007